UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2005

Encysive Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20117	13-3532643

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4848 Loop Central Drive, Suite 700, Houston, Texas	77081
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-796-8822

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
SIGNATURES

Item 8.01 Other Events.

     On June 27, 2005, the Compensation and Corporate Governance Committee of the Board of Directors (the “Committee”) of Encysive Pharmaceuticals Inc. (the “Company”) approved a compensation plan (the “Plan”) for employees (“Participant (s)”) of the Company. The Plan establishes grade levels for each employee and provides for the payment of cash bonuses and long-term incentives. Those employees engaged in certain sales activities are excluded from the Plan, other than for an initial grant of restricted common stock upon commencement of employment, since their salary structure will include certain elements of incentive compensation based on sales goals attainment. The Plan places each employee in a salary grade that is dependent on position, experience and other factors, and establishes annual Corporate, department and individual goals for each employee. The Committee previously approved the Corporate goals and individual goals for 2005 for the CEO, executive officers and other key members of management in November 2004.

     The Plan provides for a grant of restricted common stock to each new employee upon commencement of employment and eligibility for each employee to earn an annual cash bonus. Additionally, a Participant who is at or above a threshold grade level in the salary structure, may receive additional long-term incentive based on salary grade, which is comprised of an annual grant of restricted common stock. In addition, certain senior and other key employees are eligible to receive stock options. These issuances of restricted common stock and stock options are herein referred to as (“Long-Term Incentive”). Certain discretionary grants of stock options can be made pursuant to the Plan at the discretion of the Committee.

     Corporate goals, which are a factor in the Plan, are determined by the Committee and are subject to approval by the full Board of Directors. The Corporate goals for 2005 include the attainment of development milestones for Thelin and other compounds in the Company’s pipeline, achievement of increases in share value of the Company’s common stock, financial goals relating to earnings before interest, taxes, depreciation and amortization and liquidity, administrative and research facility planning, and corporate readiness for the commercialization of Thelin. Participant goals for members of management and certain other employees are also approved by the Committee and reflect individual achievements deemed to be appropriate for each person’s job description and consistent with the Corporate goals.

     The total amount of cash bonuses payable pursuant to the Plan is determined by the creation of a bonus pool (the “Cash Bonus Pool”), which is the sum of base annual earnings of each Participant multiplied by the Participant’s target cash bonus percentage, based on salary grade. The Cash Bonus Pool amount is multiplied by the percentage of attainment of the Corporate goals by the Company that have been determined by the Committee and the Board of Directors. The Cash Bonus Pool is then subject to upward and downward adjustments by the Committee as it deems appropriate and is then apportioned to each Company department based on department goal attainment and discretion of the Committee. The amount of an individual Participant’s participation in the Cash Bonus Pool is determined by an evaluation of the attainment of individual goals, the judgment of the CEO (or direct supervisor), and Committee adjustment and approval.

     The Long-Term Incentive to be paid pursuant to the Plan is determined in the same manner as the cash bonuses discussed above except that the pool is based on a target level range of Long-Term Incentive that is based on the Participant’s salary grade (“Long-Term Incentive Pool”). The Long-Term Incentive Pool is apportioned and awarded in the same manner as the Cash Bonus Pool. Once a Participant’s individual amount of Long-Term Incentive is determined, the value is either paid in restricted common stock or is split evenly between restricted common stock and stock options depending upon the Participant’s salary grade. The number of shares of restricted common stock to be granted is determined by dividing the restricted stock value by the market price of the common stock on the date of grant. The number of stock options is determined by dividing the stock option value by the value of a stock option determined by reference to the option-pricing model used for financial accounting purposes.

     Stock options granted pursuant to the Plan vest 50 percent two years after date of grant and the remaining 50 percent three years after date of grant, and have an option exercise price based on the fair market value of the Company’s common stock on date of grant. Awards of restricted common stock vest according to the same schedule as stock options.

     All awards of restricted common stock and stock options are made under the Company’s incentive stock plans, which have been approved by the stockholders of the Company.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCYSIVE PHARMACEUTICALS INC. (Registrant)
Date: July 1, 2005	/s/ Stephen L. Mueller
Stephen L. Mueller
Vice President, Finance and Administration, Secretary and Treasurer